Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF GALLERIA CO.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Galleria Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on June 25, 2015.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares which the Corporation shall have authority to issue is 500,000,000 shares of Common Stock, par value of $0.01 per share.”

3. The sole stockholder of the Corporation duly approved said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware on August 10, 2016.

4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 11th day of August, 2016.

Galleria Co.

By:	/s/ Robert B. White
Name:	Robert B. White
Title:	Vice President and Assistant Secretary